Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177
CLASS A SHARES

STATEMENT OF CHANGES IN NET ASSET VALUE

		UNITS	DOLLARS	PER UNIT
Beginning Net Asset Value	3/1/2009	629,732.25	$72,438,888	$115.03
Net Income (Loss)		629,732.25	(903,234)	(1.43)
Additional Units Sold		-	-	-
Cost of Redeemed Units		(10,529.55)	(1,196,157)	-
Ending Net Asset Value	3/31/2009	619,202.69	$70,339,497	$113.60

STATEMENT OF OPERATIONS

Income (Loss)
Realized Gain (Loss) from Closed Positions	(326,125)
Change in Unrealized Gain (Loss) on Open Positions	(109,225)
Interest Income	4,306
Foreign Currency Transaction Gain (Loss)	(14,405)
Total Income (Loss)	$(445,449)

Expenses
Brokerage Expenses	238,753
Advisory Incentive Fees	(4,921)
Management Fees	105,594
Ongoing, Offering, and Administrative Expenses	118,359
	Total Expenses	457,785
	Net Income (Loss)	$(903,234)

To the best of my knowledge and belief, the information contained herein is accurate and complete
/s/ Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER JUNE 30, 2009

CLASS B SHARES

STATEMENT OF CHANGES IN NET ASSET VALUE

		UNITS	DOLLARS	PER UNIT
Beginning Net Asset Value	3/1/2009	8,750.24	$1,004,649	$115.41
Net Income (Loss)		8,705.24	(10,889)	(1.25)
Additional Units Sold		-	-	-
Cost of Redeemed Units		(135.10)	(15,398)	-
Ending Net Asset Value	3/31/2009	8,570.14	$978,362	$114.16

STATEMENT OF OPERATIONS

Income (Loss)
Realized Gain (Loss) from Closed Positions	(4,523)
Change in Unrealized Gain (Loss) on Open Positions	(1.515)
Interest Income	60
Foreign Currency Transaction Gain (Loss)	(200)
Total Income (Loss)	$(6,178)

Expenses
Brokerage Expenses	1,673
Advisory Incentive Fees	(68)
Management Fees	1,464
Ongoing, Offering, and Administrative Expenses	1,642
	Total Expenses	4,711

	Net Income (Loss)	$(10,889)

To the best of my knowledge and belief, the information contained herein is accurate and complete
/s/ Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER JUNE 30, 2009